Exhibit 21.1

                     Wellsford Residential Property Trust
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                                 Subsidiaries

Wellsford Warwick Corporation
Wellsford Ironwood Corporation
Wellsford Marks B Corporation
Wellsford San Tropez Corporation
WOP Limited Partnership
Wellsford Oklahoma, Incorporated
Wellsford Holly Residential Properties, Incorporated
Wellsford Property Management, Corporation
Holly Property Holdings, Incorporated
Wellsford Development Corporation
Wellsford Bear Creek II Corporation
Wellsford Holly Management, Incorporated
Village at Bear Creek L.L.C.
Park at Highlands L.L.C.
Wellsford Park Highlands Corporation
Palomino Park Public Improvements Corporation
Wellsford Marks West Corp.
Red Canyon at Palomino Park L.L.C.
Wellsford Real Properties, Inc.
Wellsford Chatham Corp.
Wellsford Wayne Corp.
North American Medical Research Corp.